UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒         Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☒	Soliciting Material Pursuant to §240.14a-12

FEI COMPANY

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

This Schedule 14A filing consists of a transcript to an employee meeting first publicly available on June 16, 2016 relating to the proposed acquisition of FEI Company (“FEI”) by Thermo Fisher Scientific Inc. (“Parent”) and Polpis Merger Sub Co., a wholly-owned subsidiary of Parent (“Merger Sub”) pursuant to the terms of an Agreement and Plan of Merger, dated May 26, 2016 by and among FEI, Parent and Merger Sub.

Transcript of Employee Meeting:

The following transcript was first made publicly available on June 16, 2016. Information corrected appears in brackets.

Transcript of Don Kania’s Employee Meeting.

Obviously, today I’m here to talk about an unexpected but exciting announcement for the company. And what I’m going to try to do today is explain what happened today, go through the announcement, going to do my introduction to Thermo Fisher Scientific for you. We’ll talk about the benefits of the combination.

I think what’s really exciting about this— as you all know, we spend a lot of time on values, and what we believe in. And I think you’ll see that the two companies really share a lot about what they value, and I think that’s really great.

And then Dan Shine who’s the Senior Vice President [President] of the Analytical Instruments division [Group] of Thermo Fisher is going to say a few words, and I really appreciate Dan taking the time to do that. Then we’ll talk about what’s next.

So what was announced today? So the FEI’s board of directors agreed that FEI would be acquired by Thermo Fisher Scientific. It’s at $107.50 per share. Total value, $4.2 billion. And at the end of the day, what is this? This is a recognition of the success of FEI, that a great company like Thermo Fisher— much larger company, as you’ll see— but a really fine, scientific instruments company saw value, saw a strategic fit, saw a missing piece of their puzzle, and agreed to purchase the company.

We expect the final closure of this transaction to be in early 2017, and that’s subject to a variety of approvals. That includes the shareholders and certain regions of the world, like the US, China, some in the EU. And FEI will join [Thermo] Fisher Scientific’s Analytical Instruments Segment [Group].

So like us, they have different pieces of their business. But at the end of the day, what’s happening here? We have one successful company seeing another successful company that, in combination, can be a much more powerful combination.

So who is Thermo Fisher? So this is Don’s version of this, and I’m sure later on as Dan and I travel around the globe to visit with you directly, you’ll get a much better version. But I thought I’d try to explain who they are in the way we think about things.

I think number one, you can see that they have global scale. They are a larger company. 50,000 employees in 50 countries, $17 billion in revenue, unparalleled reach around the globe, and a huge diversity of technologies at the same time. And what’s interesting is FEI’s technology, the innovations that we bring are very complementary to what Thermo Fisher already has. So there is a unique place for us in the company.

Another thing I’d like to highlight, you see in the middle there that there’s Thermo Fisher Scientific, and you see Thermo Scientific, Applied Biosystems, Invitrogen, Fisher Scientific. These are other acquisitions that the company has done over time and maintained the brand identity of those companies.

So they value brand. And there’s been a recognition by the management team at Thermo Fisher that we have a great brand. Not only do we have great technology, not only we have great products, not only do we solve problems for customers, but we have a great brand.

And at the bottom, if you notice, their mission. “We enable customers to make the world healthier, cleaner, and safer.” Sounds a lot like, we enable our customers to change the world, doesn’t it? So there is this resonance in how we think about the company and its relationship to its customers.

So who is Thermo Fisher at this level? Number one, you can see it at the top, it says, industry leading capabilities to meet customer needs. Well, that sounds a lot like providing solutions to customers. That’s what we do. That’s how they think about things.

You can see the analytical— it’s $17.3 billion in revenue. That’s their pie. Analytical Instruments is 18% of that, and that’s where FEI will join. And I’ll give a little more detail on that division [Group] in a few seconds.

They also have a specialty diagnostics which really orients around health care and food safety, really test kit oriented kinds of things. On the upper right, we have Life Sciences Solutions which is reagents, instruments, and consumables for that segment. And then they have a very large laboratory products and services. I don’t know if many— I remember my old days looking at the Fisher catalog. A lot of the Fisher things end up in that space where they provide generic laboratory tools and equipment, as well as services.

So the Analytical Instruments Group, here’s the break out there. And you can see there’s lots of similarities to FEI as a whole in terms of how it looks from a business side, the products, and the regions that we serve. This is the division [Group] that’s run by Dan Shine, and you’ll hear from Dan in just a few minutes.

And again, they lead their description of themselves— these are their presentations that they show to the outside world. Analytical Instruments, leading technologies to solve complex challenges. Sounds like what we do.

If we look at the business side, you can see that they have dramatic leadership in the area of chromatography and mass spectroscopy, and those are their key technologies. Electron microscopy can fall right into that, and especially on the sciences side of the business, overall.

They do serve in their business segments industrial and research customers. If we look at their products, FEI is 25% service. If you throw in software into that, it gets close to 30%. So we have a similar mix of instrumentation and services to customers.

And then regionally, we have also a similar mix. Strength in Asia, that’s our largest region as a company. Strength in North America and Europe, we sort of have balance between those two. Very similar patterns as we look at the globe.

Technology leadership, this is a real focus of Thermo Fisher. Again, if we highlight mass spectroscopy here, it’s interesting. It’s another charged particle beam technology in mass spec. You move charged particles around to understand the mass distribution in some sample.

And if we look at on the right-hand side, they focus on accelerating innovation in material science and identification. Well, that really resonates with our material science business and also with our semiconductor business, which is ultimately what they do there. They have a tremendous variety of technologies in this business. And I think, over time, what we’ll start to see is there’s really great opportunities to bring these different technologies together into what we would call workflows to produce more value for customers. So it really creates an exciting optionality for the future to do more with the core technology that FEI brings to the table.

And in terms of the global reach of Thermo Fisher, one area I think all of us have seen over time as we’ve tried to grow into the emerging world, we can only do this at a pace because of our scale. But what happens when we become partners with Thermo Fisher is their scale— they’re already direct in many of the major regions of the world where we want to grow. Brazil, Latin America, India, Southeast Asia.

So we see that I think there will be some really great opportunities for us to take our products out into these regions quickly and effectively and directly. And we’ve always, as you’ve seen, our pattern has been to acquire our distributors as we’ve grown. In this combination, we’ll have a set of distribution channel that covers the globe far more effectively than we can today in these emerging regions.

So that’s our snapshot of Thermo Fisher. So why is this a good thing? What’s the opportunity for FEI? You’ll see there are some opportunities here to continue to grow the company and in fact, accelerate its growth. I mentioned those adjacent technologies earlier. And the ability to bring those together to create more advanced solutions for customers is extremely powerful.

On the channel side, we’ll have the ability to reach on a global scale around the world, drive our core products, as well as those combinations, between the two. And at the end of the day, being part of a bigger company is going to create opportunities for employees.

As we’ve always talked in the past, why is a growth a good thing? Because it creates opportunities inside the company for people. And now that we’re in a larger company, or will soon be in a larger company, there will be more opportunities both laterally and vertically for people to explore new opportunities in this larger global footprint.

So why did Thermo Fisher have an interest in FEI? As I mentioned, it’s a complementary technology set with a great brand and leading in the marketplace. They want to capitalize on the growth that we’ve already had and help accelerate that.

They’ve had a strategy to increase their presence in material science and expand it, and that includes both the semi side as well as the material science side, as we describe it. And clearly, there’s some great strength here in leveraging up with mass spec and other technologies. Their life science footprint is quite large, so it’s really a great opportunity for our life sciences business.

So from their perspective, this is a great growth opportunity. This is, within their framework, an opportunity to grow the company faster, create more opportunity for us and our employees, and I think the positive aspects of this can be really quite powerful.

So what we’ve done here is we’ve taken directly from Thermo Fisher how they think about their mission and values. And on the right hand side, what you’ve seen is something that we’ve shown for a long time. What’s our purpose? Enable our customers to create a better world. Thermo Fisher’s view, our mission is to enable our customers to make the world healthier, cleaner, and safer. That focus on the customer is central to both, and that the fact that our customers do things to make a better planet.

And if we look at their four— they describe themselves with the four I values, Integrity, Intensity, Innovation, Involvement. At FEI, we value our people, global teamwork, technology and innovation, and profitable growth. And you see there’s actually— as you take the time to look at this— they really— one maps on to the other. Integrity maps onto our view of people and fairness.

If we look at involvement, global teamwork, same concept. We have to work together to make things happen. Innovation, technology and innovation, it’s really the same core value there as well. And then intensity, ultimately, that revolves around yes, we want our people to be successful, working together as teams, have the best technology on the planet, and that leads to profitable growth for the company which creates opportunity for everyone.

So with that, if our technology is up to it, I sure hope so. Dan Shine, you can see his picture here. And he’s a bit taller than I am, so he sort of sits up a little bit higher. Dan’s going to make a few comments, and I really appreciate Dan taking the time during these dynamic events for both Thermo Fisher and FEI. So I’m going to turn the microphone over to him.

Great, thank you, Don. This is Dan Shine. Just wanted to share Don’s enthusiasm for this transaction. Here at Thermo Fisher we’re incredibly excited about the chance to come together. We’ve admired FEI for a long time and for many of the reasons Don just outlined.

When you think about our focus on innovation and trying to move science forward, clearly, that’s exactly what FEI’s done over many, many years. When we come together, just to demonstrate our commitment to R&D, we’ll spend as a company over $800 million in R&D. So clearly, it’s been part of our history. It’s been part of our success, and it clearly maps very well to what FEI has done to be successful as well.

When we think about how we’ve been successful, part of it’s been through technology of leadership, but even more importantly is taking that technology and helping solve the customer’s most difficult problems. You’ve done that at FEI by having the best electron microscopes, but not just the tools, but also surrounding that with powerful software, 3D visualization, sample preparation capabilities, really helping the customer solve very tough problems.

Very fascinating thing about the words and terminology that is used inside FEI. You might use words like, fastest sample to data. We might use words like, fastest sample to result or turning data into knowledge. So I think very much common as far as how we look at the world and how we ultimately are successful by making our customers successful.

I’ve had the chance over the past couple weeks to get to know FEI a little bit better, and I’m very impressed with what I’ve seen so far. I’ve been at Thermo Fisher for almost 20 years. And as Don outlined with our four I values and just what the companies do to be successful, I believe we have incredibly similar values.

So appreciate Don— Don, by the way, you’ve done a great job outlining Thermo Fisher. I know it’s relatively new material to you, but Don and I will go into more detail. We’re setting up our travel schedules to go around to many of the major sites over the next couple weeks, and I look forward to sharing more information at that time about Thermo Fisher, as well as doing a more deep question and answer session.

So with that, I’ll pause. I’ll turn it back over to Don and appreciate the time to say hello this morning.

Yeah, thanks, Dan. So what goes on from here? So as I mentioned earlier, there is a process that we’re going through right now that we expect to complete the transaction in early 2017. And there’s several approvals that have to happen in the meantime. So FEI and Thermo Fisher have an agreement that needs to be approved by our shareholders, and that’s a process that will take a couple of months or so for that to happen.

And then there’s a bunch of legal things called customary closing conditions and regulatory approvals from the EU, China, the US. So there’s a process that we have to go through. I think both sides agree that this is relatively low risk, but it’s a process that must be pursued. And it takes time. And unfortunately, we don’t control the rate at which regulatory agencies move.

So until then, we remain two separate US public companies, obviously with a umbrella kind of relationship here that’s going to evolve over time, but it is our responsibility to run FEI as the separate entity that it’s always been. But as we work towards completing the transition, we need to make this a smooth transition. And we’ll start to work on that in the next few months in terms of thinking about how we go forward together, what’s the best way to do things.

But at the end of the day, all of us must remain focused on the ongoing FEI business and making sure that we do the right things to serve our customers. We are launching customer communications, supplier communications. We’re going to continue the employee communications.

This is just a first step. Dan and I will be doing some traveling and coming around the see everyone, but communication, communication, communication is going to be very important here. And you have my commitment that I’m going to do my best to make sure that you all understand what’s going on.

So we’re going to use Scope as a repository for information here, so there will be some frequently asked questions posted there and updated as often as we can. I know there’s a lot of questions in your minds and some uncertainty. I understand that, and we’re going to do our best to make sure that we answer that with information.

And so submit your questions to the e-mail up there, and this will be on Scope, too, this presentation, questions@FEI.com. And what we’ll do, rather than do individual responses, I’m sure there will be a lot of commonality. And what we’ll do is we’ll aggregate those and post the answers on Scope for everybody.

And then as Dan, and as I said earlier, we’re going to come around, visit all the sites, and spend some time, and give you an opportunity to learn more about [Thermo] Fisher, and learn more about how we’re going to go forward and do great things together.

So with that, there are additional legalese things here, which we’ll let you know what you have to worry about over time. And I’d just like to remind everyone that I know this is an unexpected event. It’s a big event. And I believe that this is the right thing for the company, for the employees, for all of you.

I think we’re going to create tremendous opportunity for you to have an opportunity to do new things, do what you’re doing, or try something completely different over time. And the growth opportunity for the core company, for FEI, is only enhanced by this activity.

Let this get absorbed. Absorb the information. Think about what questions you want to have. We’re not going to do Q&A today. It gets kind of challenging, and plus, there’s a series of events today.

But we’ll use the Scope opportunity to get your questions in. And then within the next couple of weeks or so, I’ll be there with Dan, and we can get face to face and talk more about things.

So thank you all very, very much. Remember, this is about a recognition of the success of a company that you’ve built. So I thank you all for that. And with that, I’m going to sign off and say goodbye. So thanks again, and we’ll be seeing you soon. Bye bye.

***********************************************************************

Additional Information and Where to Find It

In connection with the transaction, FEI Company (“FEI”) intends to file relevant materials with the Securities and Exchange Commission (the “SEC”), including a preliminary proxy statement on Schedule 14A. Promptly after filing its definitive proxy statement with the SEC, FEI will mail the definitive proxy statement and a proxy card to each stockholder entitled to vote at the special meeting relating to the transaction. INVESTORS AND SECURITY HOLDERS OF FEI ARE URGED TO READ THESE MATERIALS (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS IN CONNECTION WITH THE TRANSACTION THAT FEI WILL FILE WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT FEI AND THE TRANSACTION. The

definitive proxy statement, the preliminary proxy statement and other relevant materials in connection with the transaction (when they become available), and any other documents filed by FEI with the SEC, may be obtained free of charge at the SEC’s website (http://www.sec.gov) or through the investor relations section of FEI’s website (http://investor.fei.com).

Participants in the Solicitation

FEI and its directors, executive officers and other members of its management and employees as well as Thermo Fisher Scientific Inc. (“Thermo Fisher”) and its directors and executive officers may be deemed to be participants in the solicitation of proxies from FEI’s stockholders with respect to the merger. Information about FEI’s directors and executive officers and their ownership of FEI’s common stock is set forth in the proxy statement for FEI’s 2016 Annual Meeting of Stockholders filed with the SEC on March 28, 2016. Information about Thermo Fisher’s directors and executive officers is set forth in the proxy statement for Thermo Fisher’s 2016 Annual Meeting of Stockholders filed with the SEC on April 5, 2016. Stockholders may obtain additional information regarding the direct and indirect interests of the participants in the solicitation of proxies in connection with the merger, including the interests of FEI’s directors and executive officers in the merger, which may be different than those of FEI’s stockholders generally, by reading the proxy statement and other relevant documents regarding the merger when they become available, which will be filed with the SEC.

Forward-Looking Statements

The following constitutes a “Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995: This communication contains forward-looking statements that involve a number of risks and uncertainties. Important factors that could cause actual results to differ materially from those indicated by forward-looking statements include risks and uncertainties relating to: the need to develop new products and adapt to significant technological change; implementation of strategies for improving growth; general economic conditions and related uncertainties; dependence on customers’ capital spending policies and government funding policies; the effect of exchange rate fluctuations on international operations; the effect of healthcare reform legislation; use and protection of intellectual property; the effect of changes in governmental regulations; and the effect of laws and regulations governing government contracts, as well as the possibility that expected benefits related to the proposed FEI transaction may not materialize as expected; the FEI transaction not being timely completed, if completed at all; prior to the completion of the transaction, FEI’s business experiencing disruptions due to transaction-related uncertainty or other factors making it more difficult to maintain relationships with employees, customers, licensees, other business partners or governmental entities, difficulty retaining key employees, and the parties being unable to successfully implement integration strategies or to achieve expected synergies and operating efficiencies within the expected time-frames or at all. Additional important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are set forth in Thermo Fisher’s Annual Report on Form 10-K for the year ended December 31, 2015, and its subsequent Quarterly Reports on Form 10-Q, including its Quarterly Report on Form 10-Q for the quarter ended April 2, 2016, each of which is on file with the SEC and available in the “Investors” section of Thermo Fisher’s website under the heading “SEC Filings,” and in other documents Thermo Fisher files with the SEC, and in FEI’s Annual Report on Form 10-K for the year ended December 31, 2015, and its subsequent Quarterly Reports on Form 10-Q, including its Quarterly Report on Form 10-Q for the quarter ended April 3, 2016, each of which is on file with the SEC and available in the investor relations section of FEI’s website, investor.fei.com, under the heading “SEC Filings,” and in other documents FEI files with the SEC. While Thermo Fisher or FEI may elect to update forward-looking statements at some point in the future, Thermo Fisher and FEI specifically disclaim any obligation to do so, even if estimates change and, therefore, you should not rely on these forward-looking statements as representing either Thermo Fisher’s or FEI’s views as of any date subsequent to today.